     As filed with the Securities and Exchange Commission on May 23, 1996
                                                      Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                             --------------------

                         UNITED HEALTHCARE CORPORATION
            (Exact name of registrant as specified in its charter)

        Minnesota                                         41-1321939
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                                300 Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343
                                (612) 936-1300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Kevin H. Roche, Esq.
                         Secretary and General Counsel
                         United HealthCare Corporation
                                300 Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343
                                (612) 936-1736
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                                David J. Lubben
                             Dorsey & Whitney LLP
                            220 South Sixth Street
                         Minneapolis, Minnesota 55402
                                (612) 340-2600

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
================================================================================
                                    Proposed         Proposed
  Title of Each        Amount        Maximum         Maximum        Amount of
Class of Securities    to be      Offering Price     Aggregate     Registration
 to be Registered    Registered     Per Share*    Offering Price*       Fee
- --------------------------------------------------------------------------------
 Common Stock
  ($.01 par value)  22,135 shares     $53.75       $1,189,757        $411
================================================================================
* Estimated solely for purposes of computing the registration fee, pursuant to Rule 457(g) and Rule 457(c), and based upon the average of the high and low sales prices for such Common Stock on May 21, 1996, as reported on the New
   York Stock Exchange.
                             --------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

                                                                      PROSPECTUS


                         UNITED HEALTHCARE CORPORATION

                                 ------------

                                 22,135 SHARES
                                      OF
                                 COMMON STOCK
                               ($.01 PAR VALUE)

                                 ------------


      In accordance with the applicable rules of the Securities and Exchange Commission, this Prospectus may be used in connection with separate offerings of the Common Stock of United HealthCare Corporation (the "Company").

      This Prospectus relates to the issuance by the Company of up to 22,135 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") issuable upon the exercise of outstanding warrants assumed by the Company in connection with its merger with HealthWise of America, Inc. ("HealthWise"). The warrants are exercisable at negotiated prices.

      The Common Stock is traded on the New York Stock Exchange. On May __, 1996, the closing price of the Common Stock as reported on the New York Stock Exchange was $_____ per share.

                             --------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

      No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                 The date of this Prospectus is May __, 1996.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock of the Company is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.


   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

          (a) the Annual Report on Form 10-K for the year ended December 31,
      1995;

          (b) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

          (c) the Current Reports on Form 8-K filed February 29, 1996 and February 1, 1996;

          (d) the description of the Common Stock contained in Item 1 of the Registration Statement on Form 8-A dated September 20, 1991, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Prospectus and prior to the termination of the offering described herein; and

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Kevin H. Roche, Esq., General Counsel, United HealthCare Corporation, 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone number (612) 936-1736. In order to ensure timely delivery of documents, any request should be made not less than five business days prior to the date on which the final investment decision must be made.

                         UNITED HEALTHCARE CORPORATION

      The Company is a national leader in offering health care coverage and related services through a broad continuum of products and services. The Company served over 40 million covered lives at December 31, 1995. The Company's products and services utilize a number of core capabilities, including medical information management, health care delivery management, health benefit administration, risk assessment and pricing, health benefit design and provider contracting and risk sharing. With these capabilities, the Company is able to provide comprehensive managed care services, such as health maintenance organization ("HMO"), insurance and self-funded health care coverage products, as well as unbundled health care management and cost containment products such as mental health and substance abuse services, utilization review services, specialized provider networks and employee assistance programs. As part of its ongoing acquisition program, the Company acquired The MetraHealth Companies, Inc. ("MetraHealth") on October 2, 1995. MetraHealth is a managed health care coverage company and health insurer with over ten million covered lives at the time of the acquisition. As a result of the MetraHealth acquisition, the Company increased the geographic and product scope of its health care coverage business and now has relationships with many of the country's largest companies. On April 12, 1996, the Company acquired HealthWise of America, Inc. ("HealthWise"), a provider of a broad range of managed health care services to approximately 144,000 members through HMOs in Kentucky, Maryland, Tennessee and Arkansas. The acquisition of HealthWise will, among other things, enhance the Company's position in the Kentucky and Maryland markets.

      The Company is a Minnesota corporation, incorporated in January 1977. The principal executive offices of the Company are located at 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, and the telephone number is
   (612) 936-1300.

                                USE OF PROCEEDS

      The Company cannot predict the proceeds from the exercise of the warrants which have been offered. The Company estimates that if all outstanding warrants were exercised, the net proceeds to the Company would be approximately $564,221. Any net proceeds actually received from the sale or exercise of warrants will be used for general corporate purposes.

                               PLAN OF OFFERING

      The Company assumed in connection with its merger with HealthWise of America, Inc. outstanding warrants to purchase the equivalent of 22,135 shares of the Company Common Stock. These warrants are immediately exercisable at a price of $25.49 per share and expire on April 1, 1999. The persons holding these warrants, and the number of Shares of Common Stock subject to the warrant held by each individual, are set forth below:


                     Name                  Number of Shares
                     ----                  ----------------

                 Durwood B. Allen                  777
                 Edwin Barron                      388
                 Francisco Barres                  194
                 Richard Bronfman                  194
                 Jeff Carfagno                     388
                 Robert Casper                     582
                 James Comerford                   194
                 James Cooper                      777
                 Michael Cope                      777
                 David Coussens                    388
                 Philip Deer                       388
                 Jay Flaming                       194
                 Mark Gibbs                        388
                 Jay Holland                       777
                 B. E. Holmes                      194
                 Richard Johnson                   777
                 Garry Jones                       388
                 Ralph Joseph                      777
                 William Joseph                    388
                 Robert Lehmberg                   777
                 Derek Lewis                       777
                 David McKelvey                    777
                 Forrest Miller                    777
                 Keith Mooney                      388
                 James Morse                       777
                 Patrick Osam                      388
                 Robert Overacre                   388
                 Wendy Pardew                      777
                 Clifton Parnell                   388
                 Carl Raque                        194
                 William Riley                     777
                 Juan Roman                        388
                 Michael Selby                     777
                 Kemp Skokos                       777
                 Walt Stallings                    388
                 Brian Sudderth                    777
                 Samuel Taggart                    777
                 Kirk Watson                       194
                 David Wilkes                      388
                 Dennis Yelvington                 777
                 Robert Young                      777

                                    EXPERTS

The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of operations, shareholders equity and cash flows for each of the three years in the period ended December 31, 1995 have been audited by Arther Anderson LLP, independent public accountants, as indicated in their report with respect thereto, and new Rida 5A incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

With respect to the unaudited interim financial information for the quarters ended March 31, 1996 and 1995, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

                                 LEGAL MATTERS

      The validity of the Shares offered hereby has been passed upon for the Company by Kevin H. Roche, General Counsel of the Company.

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS


   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        SEC Registration Fee..........  $  411
        Accounting Fees and Expenses..   1,500
        Legal Fees and Expenses.......   3,000
        Miscellaneous.................     589
             Total....................  $5,500

      All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. Article IX of the Bylaws of United provides that the Company shall indemnify officers and directors to the extent permitted by
   Section 302A.521 as now enacted or hereafter amended.

      The Company also carries a directors' and officers' liability insurance policy.

   ITEM 16.  LIST OF EXHIBITS

      5 Opinion of Kevin H. Roche, General Counsel of the Company, regarding legality.

      23.1 Consent of Arthur Andersen LLP relating to the consolidated financial statements of United HealthCare Corporation.

      23.2 Consent of Kevin H. Roche (included in Exhibit 5 to this Registration Statement).

      24    Power of Attorney.

   ITEM 17.  UNDERTAKINGS

   The undersigned Registrant hereby undertakes:

        (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, May 23, 1996.


                                       UNITED HEALTHCARE CORPORATION


                                       By /s/ William W. McGuire, M.D.
                                          -------------------------------
                                          William W. McGuire, M.D.
                                          Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on May 23, 1996.


   By /s/ William W. McGuire, M.D.
      -----------------------------------
      William W. McGuire, M.D.
      Director, Chief Executive Officer
      (principal executive officer)


   By /s/ David P. Koppe
      -----------------------------------
      David P. Koppe
      Chief Financial Officer
      (principal financial officer)


   By             *
      -----------------------------------
      William C. Ballard, Jr.
      Director


   By             *
      -----------------------------------
      Richard T. Burke
      Director


   By             *
      -----------------------------------
      James A. Johnson
      Director


   By             *
      -----------------------------------
      Douglas W. Leatherdale
      Director


   By             *
      -----------------------------------
      Kennett L. Simmons
      Director

   By             *
      -----------------------------------
        William G. Spears
        Director


   By             *
      -----------------------------------
        Gail R. Wilensky
        Director


   By             *
      -----------------------------------
        Thomas H. Kean
        Director




   By /s/ William W. McGuire, M.D.
      -----------------------------------
      William W. McGuire, M.D.
      As Attorney-In-Fact

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number        Description
- ------        -----------


   5 Opinion of Kevin H. Roche, General Counsel of the Company, regarding legality.

23.1 Consent of Arthur Andersen LLP relating to the consolidated financial statements of United HealthCare Corporation.

23.2 Consent of Kevin H. Roche (included in Exhibit 5 to this Registration Statement).

  24          Power of Attorney.